UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 16, 2026

DANAHER CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-08089	59-1995548
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Pennsylvania Avenue, NW	20037-1701
Suite 800W
Washington, DC
(Address of Principal Executive Offices)	(Zip Code)

202-828-0850

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	DHR	New York Stock Exchange
0.200% Senior Notes due 2026	DHR/26	New York Stock Exchange
2.100% Senior Notes due 2026	DHR 26	New York Stock Exchange
1.200% Senior Notes due 2027	DHR/27	New York Stock Exchange
0.450% Senior Notes due 2028	DHR/28	New York Stock Exchange
2.500% Senior Notes due 2030	DHR 30	New York Stock Exchange
0.750% Senior Notes due 2031	DHR/31	New York Stock Exchange
1.350% Senior Notes due 2039	DHR/39	New York Stock Exchange
1.800% Senior Notes due 2049	DHR/49	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

364-Day Revolving Credit Facility

On April 16, 2026, Danaher Corporation (“Danaher”) entered into a new $5.0 billion 364-day revolving credit facility (the “Credit Facility”) with Bank of America, N.A., as Administrative Agent, and a syndicate of lenders from time to time party thereto. The Credit Facility expires on April 15, 2027 (the “Scheduled Termination Date”). Danaher may elect, upon the payment of a fee equal to 0.50% of the principal amount of the loans then outstanding and upon the satisfaction of certain conditions, to convert any loans outstanding on the Scheduled Termination Date into term loans that are due and payable one year following the Scheduled Termination Date. The description of the Credit Agreement with respect to the Credit Facility (the “Credit Agreement”) set forth herein is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated by reference herein.

Borrowings under the Credit Facility bear interest as follows: (i) Term SOFR Loans (as defined in the Credit Agreement) bear interest at a variable rate equal to the Term SOFR (as defined in the Credit Agreement) plus a margin of between 58.5 and 108.5 basis points, depending on Danaher’s long-term debt credit rating; and (ii) Base Rate Loans (as defined in the Credit Agreement) bear interest at a variable rate equal to the highest of (a) the Federal funds rate (as published by the Federal Reserve Bank of New York from time to time) plus 1/2 of 1%, (b) Bank of America’s “prime rate” as publicly announced from time to time, (c) Term SOFR (based on one-month interest period plus 1%) and (d) 1.0%, plus in each case a margin of between 0 to 8.5 basis points depending on Danaher’s long-term debt credit rating. In addition, Danaher is required to pay a per annum facility fee of 4.0 basis points based on the aggregate commitments under the Credit Facility, regardless of usage.

The Credit Facility requires Danaher to maintain a Consolidated Leverage Ratio (as defined in the Credit Agreement) of 0.65 to 1.00 or less. Borrowings under the Credit Facility are prepayable at Danaher’s option at any time in whole or in part without premium or penalty.

Danaher’s obligations under the Credit Facility are unsecured. Danaher has unconditionally and irrevocably guaranteed the obligations of each of its subsidiaries in the event a subsidiary is named a borrower under the Credit Facility. The Credit Agreement contains customary representations, warranties, conditions precedent, events of default, indemnities and affirmative and negative covenants, including covenants that, among other things, restrict the ability of Danaher and certain of its subsidiaries to: incur liens; sell or otherwise dispose of all or substantially all of Danaher’s or any subsidiary borrower’s assets; enter into certain mergers or consolidations; and use proceeds of borrowings under the Credit Facility for other than permitted uses. These covenants are subject to a number of important exceptions and qualifications. Certain changes of control with respect to Danaher would constitute an event of default under the Credit Facility. Upon the occurrence and during the continuance of an event of default, the lenders may declare the outstanding advances and all other obligations under the Credit Agreement immediately due and payable.

Danaher intends to use the Credit Facility for liquidity support for Danaher’s U.S. dollar-denominated commercial paper program and for general corporate purposes.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits:

Exhibit No.	Description

10.1	Credit Agreement, dated as of April 16, 2026, among Danaher Corporation, certain of its subsidiaries party thereto, Bank of America, N.A., as Administrative Agent, and the lenders referred to therein.

104	Cover Page Interactive Data File (formatted as inline XBRL with applicable taxonomy extension information contained in Exhibits 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DANAHER CORPORATION

Date: April 17, 2026	By:	/s/ James F. O’Reilly
Name: James F. O’Reilly Title: Senior Vice President, Secretary and Deputy General Counsel